U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                 ---------------
                                       TO
                                       --
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Reel Staff, Inc.
                                ----------------
             (Exact name of registrant as specified in its charter)

Nevada                                   7363                        95-4863690
------                                   ----                        ----------
(State or other jurisdiction  (Primary Standard Industrial  (I.R.S. Employer
of incorporation               Classification Code Number)   Identification No.)
or organization)

1402 Veteran Avenue, Suite B, Los Angeles, California                     90024
-----------------------------------------------------                     -----
(Address of registrant's principal executive offices)                 (Zip Code)

                                 (323) 359-1531
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                             Michael J. Muellerleile
                                 Stepp Law Group
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                                  949.660.9700
                             Facsimile 949.660.9010
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                          ---------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                         ---------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                         ---------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================ =================== ==================== ====================== ================

       Title of each class             Amount         Proposed maximum       Proposed maximum       Amount of
          of securities                to be           offering price           aggregate         registration
        to be registered             registered           per share           offering price           fee
-------------------------------- ------------------- -------------------- ---------------------- ----------------
Common Stock, $.001 par value        2,423,750              $0.10                $242,375            $63.99
================================ =================== ==================== ====================== ================

The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Preliminary Prospectus
                                Reel Staff, Inc.
                              a Nevada corporation

                        2,423,750 Shares of Common Stock


This prospectus relates to 2,423,750 shares of common stock of Reel Staff, Inc., which are issued and outstanding shares of our common stock, acquired by the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. The offering will terminate two years after the effective date of this registration statement.


See "Risk Factors" on pages 4 to 7 for factors to be considered before investing in the shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is September 25, 2001
                             Subject to completion.

                                TABLE OF CONTENTS

    Prospectus Summary .......................................................4
    Risk Factors..............................................................4
    Use of Proceeds...........................................................8
    Determination of Offering Price...........................................8
    Dilution..................................................................8
    Selling Security Holders..................................................8
    Plan of Distribution......................................................9
    Legal Proceedings........................................................10
    Directors, Executive Officers, Promoters and Control Persons.............11
    Security Ownership of Certain Beneficial Owners and Management...........11
    Description of Our Securities............................................12
    Interest of Named Experts and Counsel....................................12
    Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities...........................................12
    Organization Within Last Five Years......................................12
    Description of Business..................................................12
    Management's Discussion and Analysis of Financial Condition and
    Results of Operations....................................................15
    Description of Property..................................................17
    Certain Relationships and Related Transactions...........................17
    Market for Common Equity and Related Stockholder Matters.................17
    Executive Compensation...................................................18
    Financial Statements.....................................................18
    Changes in and Disagreements with Accountants on Accounting and
    Financial Disclosure.....................................................29
    Legal Matters............................................................29
    Experts..................................................................29
    Additional Information...................................................29
    Indemnification of Directors and Officers................................29
    Other Expenses of Issuance and Distribution..............................30
    Recent Sales of Unregistered Securities..................................30
    Exhibits.................................................................31
    Undertakings.............................................................32
    Signatures...............................................................33

Prospectus Summary
------------------

Our business:                 We incorporated in Nevada on May 21, 2001. Our
                              principal business address is 1402 Veteran Avenue, Suite B, Los Angeles, California 90024. Our telephone number is 323.359.1531.

                              We provide staffing services to film, video and television production companies. Our staffing services consist of production services but we intend to expand those services to include postproduction work as well as talent and casting services. The services, skills and labor offered by us will generally include production assistants and film and video crews, such as back line technicians, carpenters, lighting designers, lighting technicians, riggers, sound designers, stage and scenery designers and other skilled laborers.

Number of shares              The selling security holders want to sell
being offered:                2,423,750 shares of our common stock. The offered
                              shares were acquired by the selling security holders in private placement transactions, which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933.

Number of shares              6,113,750 shares of our common stock are issued
outstanding:                  and outstanding. We have no other securities
                              issued.

Estimated use of proceeds:    We will not receive any of the proceeds from the
                              sale of those shares being offered.



                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves a significant and substantial number of risks. Any person who is not in a position to lose the entire amount of his investment should forego purchasing our common stock.

Risks related to our business:

We are a new company with losses since our formation and we anticipate that we will lose money in the foreseeable future. Therefore, we may not be able to achieve profitable operations.

We were formed on May 21, 2001 and have a limited operating history. Our losses since inception are $9,837 as of June 30, 2001. We expect to encounter difficulties as an early stage company in our industry. Our business strategy is unproven, and we may not be successful in addressing early stage challenges, such as establishing our position in the market and expanding our presence and capabilities. To implement our business plan, we must increase our marketing initiatives and identify and enter into additional strategic relationships with film production companies.


Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business, specifically the risks inherent in developmental stage companies. We expect that, in the near term, our operating expenses will increase by approximately $1,000 per month, which will be used for marketing and promotional expenses as well as developing relationships with companies in the entertainment industry. As a result, we expect significant net losses in the future. We will need to generate significant revenues to achieve and maintain profitability. We may not be able to achieve profitable operations.


We depend on a limited pool of qualified temporary employees. Our failure to retain qualified temporary employees will significantly hinder our ability to generate revenues.

We provided temporary employment of technical production personnel to the film, television and video industry. We depend on a pool of qualified temporary employees willing and able to accept assignments for our clients. Our ability to succeed will be significantly impaired if we are unable to provide our clients with qualified temporary employees. Our clients require personnel that are available on short notice and for periods of varying durations. Many of our clients require employees on a temporary basis, and typically do not require those employees' services for periods in excess of three months. Furthermore, our clients require employees with specialized skills and training in the entertainment production field. We are materially dependent upon the continued availability of such qualified temporary personnel. Our failure to secure temporary personnel will significantly hinder our ability to conduct business and generate revenues.

Our services cater exclusively to the film, television and movie industries and therefore are affected by changes or trends occurring within those industries.

The film, television and movie industries, and entertainment industry in general is a speculative venture which involves substantial risks. There is no certainty that the efforts and expenditures we make will result in commercially profitable business. The marketability of our services will be affected by numerous factors which affect the motion picture industry and are beyond our control. These factors include market fluctuations, and the general state of the economy, including the rate of inflation, and local economic conditions, which can affect peoples' discretionary spending. These factors or any combination of these factors may hinder our ability to generate revenues consistently.

Our success is dependent on the acceptance of our services by industry professionals. Rejection of our staffing services will hinder or foreclose our ability to expand our operations and establish additional service areas.

Our business model assumes that there is an untapped market for technical production staffing. Our assumption is not based upon any independent market research. Rather, it is based upon the experience of our management, their knowledge of the film, television and video production markets and the growth of the numbers of entities engaged in activities dependent on technical production personnel. Our success depends on acceptance of our staffing services. If customers do not embrace our services, our ability to generate revenues will be adversely affected and we will be forced to revise our business plan. In such event, we may not be able to develop or execute a revised business plan.

Our operating results will fluctuate due to a number of factors, including but not limited to, risks associated with the development, production, and completion of film, television or video projects.

Due to the numerous factors that affect how a film is developed and produced, we cannot be certain as to how successful our services will be at any given time. Additional variables that will affect our success include location and timing of film production. Typically, project production dates for larger scale endeavors are well in advance of film or television release dates. Smaller scale production endeavors are usually scheduled closer to their release date.

We anticipate that our operating results will fluctuate as a result of these and other factors, including overall trends in the economy and customer hiring patterns, which are characterized by individual orders from customers rather than long-term contracts. As such, we may not be able to anticipate, for more than a few months in advance, the number, size and profitability of product orders in a given period. Consequently, the operating results for one quarter are not necessarily indicative of the operating results for future quarters.

Our future financial results are uncertain due to unforeseen marketing expenses.

We currently market our services through the relationships and contacts of our president. However, we may be forced to spend funds on unforeseen marketing and promotional expenses. Any proposed marketing activities will be limited and to pay for more sophisticated marketing activities we need to generate revenues. Our inability to generate revenues may significantly hinder our ability to market our services.


We may be subject to litigation in connection with the employment services we offer and our operations will be adversely affected as a consequence of such litigation.

We may be engaged in litigation from time to time, during the ordinary course of business, in connection with employee suits, workers' compensation and other matters. We may not be able to adequately forecast the effect such litigation will have on us. Any litigation we are involved in may hinder our ability to conduct operations. We do not currently maintain any insurance policies.


We compete with several temporary employment services providers for qualified candidates and may not succeed in obtain qualified individuals at profitable wage and benefits.



We believe that there are approximately five firms that compete with us in the film, television and video markets, and numerous small or single-office firms. Among those competitors, we rank near the bottom of the small or single-office firms because we are a new business. Some of our competitors, such as Media Central and Maslow Media, are larger than we are and have nationwide operations with substantially greater resources than we do. As a result, those competitors are able to maintain or increase their market share by negotiating more favorable terms with an employer and obtaining a greater pool of qualified temporary employees at a profitable wage. We expect ongoing competition and pricing pressure from those competitors. We cannot guaranty that we will be able to obtain market share or profitability.


We anticipate that we may need to raise additional capital to expand our operations. Our failure to raise additional capital will significantly limit our ability to conduct marketing activities and generate revenues.


To conduct marketing activities and generate revenues, we may be required to raise additional funds. We may not be able to obtain additional financing at commercially reasonable rates. Our failure to obtain additional funds would significantly limit or eliminate our ability to conduct marketing activities. This would have a material adverse effect on our ability to continue our business operations and compete with other providers. We anticipate that we may seek additional funding through public or private sales of our securities. That could include equity securities, or through commercial or private financing arrangements. Adequate funds may not be available when needed or on terms acceptable to us. In the event that we are not able to obtain additional funding on a timely basis, we may be required to limit any proposed operations or expansion.

Our ability to raise additional capital through the sale of our stock may be harmed by competing resales of our common stock by the selling security holders. The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales would make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock.

Risks related to owning our common stock:

Our officers, directors and principal security holders own approximately 78.19% of our outstanding shares of common stock, allowing these shareholders control matters requiring approval of our shareholders.

Our directors, officers and principal security holders, taken as a group beneficially own, in the aggregate, approximately 78.19% of our outstanding shares of common stock. Such concentrated control of the company may adversely affect the price of our common stock. Our principal security holders control matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require shareholder approval. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Because we will be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced, which may make it difficult for investors in our common stock to sell their shares.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. An active public market may not develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new services. Factors such as announcements of new or enhanced products by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in our sector may have a significant impact on the market price of our shares. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

Because we lack a public market for shares of our common stock, the selling security holders will arbitrarily determine the offering price of the shares. Therefore, investors may lose all or part of their investment if the price of their shares is too high.

Our common stock is not publicly traded and we do not participate in an electronic quotation medium for securities traded outside the Nasdaq Stock Market. We cannot guaranty that an active public market for our stock will develop or be sustained. Therefore, the selling security holders may arbitrarily determine the offering price of shares of our common stock. Accordingly, purchasers may lose all or part of their investments if the price of their shares is too high. A purchase of our stock in this offering would be unsuitable for a person who cannot afford to lose his entire investment.

We are registering 210,000 shares of common stock owned by our officers and directors. Our officers and directors may sell those shares as soon as possible, which could significantly decrease the price of our common stock and reduce their desire to see us succeed.

Our officers and directors may sell those 210,000 shares immediately after they are registered. In the event that our officers and directors sell those shares, the price of our common stock could decrease significantly. Also, a conflict of interest will occur between their duties to us and their personal interest in selling their shares. We cannot assure you that our officers and directors will not sell those shares as soon as they are registered.

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds
---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders.

Determination of Offering Price
-------------------------------

The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices.

Dilution
--------

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Selling Security Holders
------------------------

The following table sets forth information concerning the selling security holders including:

1. the number of shares owned by each selling security holder prior to this offering;
2. the total number of shares that are to be offered for each selling security holder; and
3. the total number of shares and the percentage of common stock that will be owned by each selling security holder upon completion of the offering.

The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us. None of the selling security holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge. Thomas E. Stepp, Jr., Michael J. Muellerleile, Deron M. Colby, Richard C. Reincke, Amy M. Pontillas, and Lan P. Nguyen are employees of Stepp Law Group, which serves as our legal counsel.

 ---------------------------- -------------------------------- ---------------------------- ---------------------------------
   Name of Selling Security     Amount of Shares of Common      Amount of Shares of Common         Amount of Shares and the
            Holder             Stock Owned by Selling Security  Stock to be Offered by the    Percentage of Common Stock Owned
                                Holder  Before the Offering      Selling  Security Holder     by Selling Security Holder After
                                                                                                the Offering is Complete
 ---------------------------- -------------------------------- ---------------------------- ---------------------------------

 Renee McCracken, president,          3,700,000                         200,000                   3,500,000 and 57.24%
 secretary and a director
 ----------------------------------------------------------------------------------------------------------------------------

 Carol McCracken, treasurer
 and a director                         205,000                          10,000                    195,000 and 3.19%

 ----------------------------------------------------------------------------------------------------------------------------

 Thomas E. Stepp, Jr.                   440,000                         440,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Michael J. Muellerleile                440,000                         440,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Deron M. Colby                         300,000                         300,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Richard C. Reincke                     300,000                         300,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Amy M. Pontillas                       100,000                         100,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Lan P. Nguyen                           20,000                          20,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Renee Close                             10,000                          10,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Eric Devaney                             5,000                           5,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Christopher Johnson                      5,000                           5,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Cota LLC                                15,000                          15,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Jill Callanan                           10,000                          10,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Rebecca Brauser                          5,000                           5,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Liana Schlecht                         200,000                         200,000                            0
 ----------------------------------------------------------------------------------------------------------------------------






                                       8






 Sharon Ramsey                           25,000                          25,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Erin Ramsey                             50,000                          50,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Sean Connelly                           25,000                          25,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Suzanne Muellerleile                    10,000                          10,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Cynthia Bergendahl                      10,000                          10,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 John R. Muellerleile                    10,000                          10,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Jason Ortega                            40,000                          40,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Shawn Peterson                           2,500                           2,500                            0
 ----------------------------------------------------------------------------------------------------------------------------

 John Shukur                              2,500                           2,500                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Scott Michaels                           6,250                           6,250                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Ryan A. Neely                          175,000                         175,000                            0
 ----------------------------------------------------------------------------------------------------------------------------

 Tim Neely                                2,500                           2,500                            0
 ----------------------------------------------------------------------------------------------------------------------------

Christopher Cota is the manager and sole member of Cota LLC and therefore has voting control.

Renee McCracken and Carol McCracken acquired their shares in a transaction which we believe satisfies the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. We believe that those shareholders are accredited investors because they are our officers and directors. The number of shares issued was 3,900,000. The shares were issued on May 22, 2001, in exchange for services related to the organization of our business, which were valued at $3,900.

Thomas E. Stepp, Jr., Michael Muellerleile, Deron Colby, Richard Reincke, Amy Pontillas, and Lan P. Nguyen acquired their shares in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. We believe that each of those shareholders is either an accredited investor or a sophisticated investor who has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment. In addition, each of those shareholders had sufficient access to material information about us. The number of shares issued was 1,600,000. The shares were issued on May 22, 2001, in exchange for legal services provided to us, which were valued at $1,600.

In June 2001, Renee Close, Eric Devaney, Christopher Johnson, Cota LLC, Jill Callanan, Rebecca Brauser, Liana Schlecht, Sharon Ramsey, Erin Ramsey, Sean Connelly, Suzanne Muellerleile, Cynthia Bergendahl, John R. Muellerleile, Jason Ortega, Shawn Peterson, Carol McCracken, John Shukur, Scott Michaels, Ryan A. Neely and Tim Neely acquired their shares in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. Based on the information provided in the subscription documents, which were completed by all investors, we believe that each of the non-accredited investors was sophisticated because each non-accredited investor has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment. Each investor was given adequate access to sufficient information about us to make an informed investment decision. The number of shares issued was 613,750 in exchange for $12,075, or $0.02 per share. 10,000 of those shares were issued to Renee Close in exchange for graphic design services, which were valued at $200.


Plan of Distribution
--------------------


The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or at negotiated prices. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o    privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. The selling security holders may not sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------

Executive Officers and Directors. We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could significantly hinder our operations, profits and future development, if suitable replacements are not promptly obtained. We anticipate that we will enter into an employment agreement with Ms. Renee McCracken if we generate more significant revenues. Although we do not know the terms of that proposed agreement, we hope to enter into an employment agreement with Ms. Renee McCracken with a term of at least one year with compensation contingent on us becoming profitable. We cannot guaranty that Ms. Renee McCracken will remain with us during or after the term of her employment agreement. Our officers and directors will hold office until their resignations or removal.


Our directors and principal executive officers are as specified on the following table:

========================== ============ ======================================
                Name            Age                      Position
-------------------------- ------------ --------------------------------------
Renee McCracken                 28      president, secretary, director
-------------------------- ------------ --------------------------------------
Carol McCracken                 47      treasurer, director
========================== ============ ======================================


Renee McCracken. Renee McCracken has been our president, secretary and one of our directors since our inception. Ms. McCracken is our principal executive officer and is responsible for our day-to-day operations. From June 2000 to May 2001, Ms. McCracken has worked on various video and commercial productions. From 1995 to 2000, Ms. McCracken attended college and earned her Bachelor of Arts degree in film and television production from Chapman University in 2000. From 1991 to 1995, Ms. McCracken was a professional model and, as a result, has extensive experience in the production of modeling shoots. Ms. McCracken is not an officer or director of any reporting company.

Carol McCracken. Carol McCracken has been our treasurer and one of our directors since our inception. Ms. McCracken is our principal financial and accounting officer and is responsible for all of our financial reporting and record keeping. From 1999 to the present, Ms McCracken has worked for New Horizons Computer Learning Centers, Inc. as a sales associate in the corporate sales department. From 1995 to 1999, Ms McCracken was self-employed as a loan officer for residential mortgage loans. Ms. McCracken previously filed a petition for personal bankruptcy, which was granted in March 1997. Ms. McCracken is not an officer or director of any reporting company.


Renee McCracken is the daughter of Carol McCracken. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 25, 2001 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

================= ====================================== ==================================== ======================
Title of Class    Name of Beneficial Owner                   Amount of Beneficial Owner          Percent of Class
----------------- -------------------------------------- ------------------------------------ ----------------------
Common Stock      Renee McCracken
                  1402 Veteran Avenue #B                    3,700,000 shares, president,              60.52%
                  Los Angeles, CA 90024                          secretary, director
----------------- -------------------------------------- ------------------------------------ ----------------------
Common Stock      Carol McCracken
                  1402 Veteran Avenue #B                 200,000 shares, treasurer, director           3.27%
                  Los Angeles, CA 90024
----------------- -------------------------------------- ------------------------------------ ----------------------

Common Stock      Thomas E. Stepp, Jr.
                  1301 Dove Street, Suite 460 Newport              440,000 shares                      7.20%
                  Beach, CA 92660
----------------- -------------------------------------- ------------------------------------ ----------------------
Common Stock      Michael Muellerleile
                  1301 Dove Street, Suite 460 Newport              440,000 shares                      7.20%
                  Beach, CA 92660
----------------- -------------------------------------- ------------------------------------ ----------------------
Common Stock      All directors and named executive
                  officers as a group                             3,900,000 shares                    63.79%
================= ====================================== ==================================== ======================

Thomas E. Stepp, Jr. and Michael J. Muellerleile are employees of Stepp Law Group, which serves as our legal counsel.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description Of Our Securities
-----------------------------

Description of Capital Stock We are authorized to issue 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. As of September 25, 2001, 6,113,750 shares of our common stock were issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefor. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Interest of Named Experts and Counsel
-------------------------------------

No expert or our counsel was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.


Thomas E. Stepp, Jr., Michael J. Muellerleile, Deron M. Colby, Richard C. Reincke, Amy M. Pontillas and Lan P. Nguyen are selling security holders and employees of Stepp Law Group, which serves as our legal counsel. Thomas
E. Stepp, Jr. owns 440,000 shares of our common stock. Michael J. Muellerleile owns 440,000 shares of our common stock. Deron M. Colby owns 300,000 shares of our common stock. Richard C. Reincke owns 300,000 shares of our common stock. Amy M. Pontillas owns 100,000 shares of our common stock. Lan P. Nguyen owns 20,000 shares of our common stock.


Disclosure of Commission Position on Indemnification for Securities Act Liabilities
-----------------------------------------------------------------------

Article Seventh of our Articles of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     o for any breach of such director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
     o for any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Section 10 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

Indemnification Agreements. We will enter into indemnification agreements with each of our executive officers. We will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Organization Within Last Five Years
-----------------------------------

Transactions with Promoters. Renee McCracken was issued 3,700,000 shares of our common stock in exchange for her services as our promoter. The value of the services performed by Ms. McCracken was approximately $3,700.

Description of Business
-----------------------

Our Background.  We were incorporated in Nevada on May 21, 2001.


Our Business. We provide staffing services to film, video and television production companies. Our staffing services currently consist of providing production-staffing services including production assistants, coordinators and managers. Customers for our production-staffing services primarily include large to mid-sized companies engaged in movie and film production. We have provided production assistants and coordinators for film projects at Alta Vista Pictures and Palomar Pictures. We have also provided services to the production of short-term projects such as documentaries, music videos, films, commercials and other small-scale assignments. We currently market our services through the relationships and contacts of our president, Renee McCracken.


Our objective is to provide high quality staff that is skilled and reliable which we believe will increase the number of projects performed for existing clients and customers. We are attempting to develop relationships with all types of entertainment related companies so that we can increase our customer base. We believe that the entertainment industry is based on relationships and therefore we intend to develop relationships with as entertainment related companies and people in the entertainment industry as possible.

We have also developed relationships with film and video crews, such as back line technicians, carpenters, lighting designers, lighting technicians, riggers, sound designers, stage and scenery designers and other skilled laborers. We are currently attempting to develop relationships with production companies who need the services of those types of crewmembers so that we can place them in various productions. To date, we have not generated any revenues from the placement of technical production staff, although we hope to generate revenues from the placement of technical staff in the first quarter of 2002. We intend to cultivate our existing and prospective relationships with our clients so that we become one of their sources for technical production staff. We believe that outsourcing of technical production staff in the entertainment industry represents a growing trend among film and television businesses that contract with third parties to provide particularized services, skills or labor at an agreed price over a designated period.


We are also trying to develop relationships with casting agencies so that we can increase the size of our customer base. We believe that we can generate revenues by providing production assistants, coordinators and managers to casting agencies who need temporary staff on casting calls and other services performed by casting agencies.

If we generate significant revenues and our operations grow, we anticipate that we may expand our operations to include staffing services for postproduction work. We believe that it is difficult to obtain jobs for postproduction work because there are fewer roles which need to be filled in postproduction work. In order to obtain jobs for postproduction work, we believe we will have to enhance our reputation with our current clients by providing staff with high skill level. It may require a significant period of time to develop the necessary relationships. Therefore, we do not anticipate that we will be able to expand our operations to include staffing services for postproduction work until the fourth quarter of 2002 at the earliest. We do not believe that it will require any significant amount of funds to expand our services to include postproduction work other than those funds for marketing expenses which may be necessary to develop relationships.


Our Target Markets. We will provide our services to the film, television and video industry as well as to the motion picture industry. The current motion picture industry in the United States includes the production and theatrical or television screening of feature-length motion pictures and the subsequent distribution of such pictures in home video and ancillary markets. The industry is dominated by the major studios including Universal Pictures, Warner Brothers, including Turner Pictures, New Line Cinema and Castle Rock Entertainment, Twentieth Century Fox, Sony Pictures Entertainment, including Columbia Pictures and Tristar Pictures, Paramount Pictures, The Walt Disney Company, including Buena Vista, Touchstone and Miramax, and MGM, including Metro Goldwyn Mayer Pictures, United Artists Pictures, Orion Pictures and Goldwyn Entertainment Company. These majors have traditionally produced and distributed the majority of theatrical motion pictures, and made-for-TV movies. However, independent motion picture production companies have also played an important role in the production of motion pictures for the worldwide feature film and made-for-TV markets.

Our production staffing segment customers will primarily of small to mid-sized companies engaged in movie and film production. Companies in this market segment are engaged in the development and production of short-term projects such as documentaries, videos, films, commercials and other small-scale assignments. Sales to these businesses are developed either locally or regionally and the services, skills and labor offered will generally, include film and video crews, such as back line technicians, carpenters, lighting designers, lighting technicians, riggers, sound designers, stage and scenery designers and other skilled laborers.

Growth Strategy. Our ability to generate internal growth will be affected by a number of factors, including our ability to:


     o negotiate acceptable contracts with production companies. We need to further develop our relationships with our current clients so that we can negotiate acceptable contracts for our staffing services. We believe the time frame to accomplish this strategy is three to six months.
     o expand the range of services we offer to customers to address their evolving needs. In order to accomplish this strategy, we believe it is necessary to develop additional relationships with production staff and technical staff and develop new relationships with postproduction staff. We believe the time frame to accomplish this strategy is six to eighteen months.
     o attract new customers. We need to develop relationships with all types of entertainment related companies so that we can increase our customer base. We believe the time frame to accomplish this strategy is six to twelve months.

     o increase the number of projects performed for existing customers. If we perform high quality service and staff for our current clients, we believe the number of projects will increase. We believe the time frame to accomplish this strategy is three months.
     o hiring, training, and retaining employees. We intend to work only with staff that possesses experience and training. We believe the time frame to accomplish this strategy is three to six months.
     o expand our service areas. In order to expand our service areas, we need to generate significant revenues and develop additional relationships with companies in other areas. We believe the time frame to accomplish this strategy is twelve to twenty four months.
     o maintain low operating and overhead expenses. We intend to continue using resources provided by our officers and directors, such as office space. We believe the time frame to accomplish this strategy is three months.



Many of the factors affecting our ability to generate internal growth may be beyond our control, and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.


Competition. The temporary services industry is highly fragmented and competitive with limited barriers to entry. We believe that there are approximately five firms that compete with us in the film, television and video markets, and numerous small or single-office firms. Among those competitors, we rank near the bottom of the small or single-office firms because we are a new business. Existing competitors that engage in staffing technical film production personnel include Media Central, Maslow Media, and Filcro Media Staffing. Those competitors have nationwide operations with substantially greater resources than we do, which among other things could enable them to attempt to maintain or increase their market share by enabling them to negotiate more favorable terms with an employer, obtain a greater pool of qualified temporary employees and engage in more effective advertising and marketing activities. ^ We believe that our primary competitors include small or single-office firms.


We believe that the most important competitive factors in obtaining and retaining our targeted clients are an understanding of a customer's specific job requirements, the ability to provide qualified temporary personnel in a timely manner and the quality and price of services. The primary competitive factors in obtaining qualified candidates for temporary employment assignments are wages, benefits and responsiveness to work schedules. Current and potential competitors have established or may establish cooperative relationships among themselves or directly with vendors and potential sponsors to obtain exclusive or semi-exclusive rights regarding the services or goods that they provide. We expect ongoing vigorous competition and pricing pressure from national, regional and local providers. We cannot guaranty that we will be able to obtain market share or profitability.

Government Regulation. Our services are subject to federal, state and local laws and regulations concerning business activities generally. We are also subject to regulation by federal, state and local agencies concerning the payment of employee taxes, and provision of worker related insurance coverage. We will be responsible for all employee-related expenses for our staff and temporary employees, including workers' compensation, unemployment insurance, social security taxes, state and local taxes and other general payroll expenses. Where public insurance is unavailable, we plan to privately implement a deductible workers' compensation program through a qualified insurer, based on actual payroll. If actual payroll exceeds the estimated amount, we may owe additional workers' compensation premiums for the policy year. We cannot guaranty that we will be able to provide this level of coverage however because we are newly formed and lack the capital to insure at this level.


Our Website www.reelstaff.com. Our current website displays our corporate logo and contact information and provides a general description of the services that we provide. Our site is intended as a corporate presence website, which means that we use the site as a brochure for our services. We launched our website ion August 2001 and it generated little activity to date.

During the next twelve months, we intend to further develop our website. We believe that our website can be used as both an informational and marketing tool to increase our market presence. We propose to post a summary of our services as well as a list of available jobs and qualified employees on our website to facilitate the placement process. We believe that we can use our website to sell our services as well as increase brand awareness. We believe the estimated cost to expand our website will be approximately $2,500.

Our Intellectual Property. We do not presently own any patents, trademarks, licenses, concessions or royalties, although we have filed a state trademark application for our corporate logo with the California trademark office. Our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that:

     o    these agreements will not be breached;
     o    we would have adequate remedies for any breach; or
     o our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

We own the Internet domain name www.reelstaff.com. Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as ".org", or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe upon or otherwise decrease the value of our domain names.

Our Research and Development. We are not currently conducting any research and development activities other than the development of our website. We do not anticipate conducting such activities in the near future.


Employees. As of September 25, 2001, we have one full time employee and one part time employee. We believe that our relations with our employees are good. We are not a party to any collective bargaining agreements. We anticipate entering into an employment contract with Renee McCracken if we generate more significant revenues. Although we do not know the terms of that proposed agreement, we hope to enter into an employment agreement with Ms. McCracken with a term of at least one year with compensation contingent on us becoming profitable.


Facilities. Our administrative offices are located at1402 Veteran Avenue, Suite B, Los Angeles, California 90024. We believe that our facilities are adequate for our needs. We do not own any real estate.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------

For the period from May 21, 2001, our date of formation, through June 30, 2001.
-------------------------------------------------------------------------------

Liquidity and Capital Resources. We have cash of $12,603 as of June 30, 2001. We believe that our available cash is sufficient to pay our day-to-day expenditures.

Results of Operations.

Revenues. We have realized revenues of approximately $528 from production staffing services that we provided during the period ended June 30, 2001. We anticipate that we will generate more revenues as we expand our customer base.

Operating Expenses. For the period ended June 30, 2001, our total expenses were approximately $10,365. The majority of those expenses were legal and professional fees of $6,230. For the period ended June 30, 2001, we experienced a net loss of approximately $9,837.


Our Plan of Operation for the Next Twelve Months. We have only generated revenues of $528 from operations for the period ended June 30, 2001. In our management's opinion, to effectuate our business plan in the next twelve months, the following events should occur or we should reach the following goals in order for us to become profitable:

1. We must continue to provide production-staffing services including production assistants, coordinators and managers in order to generate revenues. During the last two months, we have generated approximately $6,100 in revenues. We have provided services to Alta Vista Pictures, Palomar Pictures, NBC and various small production companies. We anticipate that we will generate revenues of approximately $5,000 per month during the fourth quarter. During the first quarter of 2002, we expect that we will generate revenues of approximately $8,000 to $10,000 per month. Any revenues generated will be used to increase our marketing activities as well as expand our operations.

2. We must also increase the number of projects performed for existing customers. If we perform high quality service and staff for our current clients, we believe the number of projects will increase.

3. We must continue to develop relationships and market our staffing services. We currently market our services through the relationships and contacts of our president, Renee McCracken. Ms McCracken has significant contacts in the entertainment industry and we have focused our marketing activities around those contacts and relationships. We need to develop relationships with all types of entertainment related companies so that we can increase our customer base.

4. We must develop relationships and obtain jobs for our technical production staff and crewmembers so that we can place them in various productions. We are currently cultivating our clients to market our technical production staff services to the film, television and video industries. We have developed relationships with film and video crews and we need to develop relationships with production companies who need technical crewmembers for their productions.

5. We must expand our marketing activities to further develop relationships with our clients and production companies. We hope to cultivate our existing and prospective relationships with our clients so that we become their primary source for production staff. We believe that we can develop additional relationships with clients by diversifying our service offering to include casting services for film, television, and video productions.

We expect that, in the near term, our operating expenses will increase by approximately $1,000 per month, which will be used for marketing and promotional expenses as well as developing relationships with companies in the entertainment industry.


We have cash of $12,603 as of June 30, 2001. In the opinion of management, available funds will satisfy our working capital requirements through December 2001. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We anticipate that we may need to raise additional capital to expand our operations. Such additional capital may be raised through public or private financing as well as borrowings and other sources. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be adversely affected. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for our expenses. Therefore, we have not contemplated any plan of liquidation in the event that we do not generate revenues.

We are not currently conducting any research and development activities, other than the development of our website. We do not anticipate conducting such activities in the near future. We do not anticipate that we will purchase or sale of any significant equipment. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

Description of Property
-----------------------

Property held by us. As of the date specified in the following table, we held the following property:

====================================== =======================================
                   Property                      June 30, 2001
-------------------------------------- ---------------------------------------
Cash                                                                  $12,603
-------------------------------------- ---------------------------------------
Property and Equipment, net                                                $0
====================================== =======================================

Our Facilities. Our headquarters are located at 1402 Veteran Avenue, Suite B, Los Angeles, California 90024. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate.

Certain Relationships and Related Transactions
----------------------------------------------

Renee McCracken, our president, secretary and one of our directors, currently provides office space to us at no charge. Ms. McCracken does not expect to be paid or reimbursed for providing office facilities.

Carol McCracken, our treasurer, director and shareholder, is the mother of Renee McCracken, our president, secretary, director and shareholder.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

     o    disclosing such transactions in prospectus' where required;
     o disclose in any and all filings with the Securities and Exchange Commission, where required;
     o    obtain uninterested directors consent; and
     o    obtain shareholder consent where required.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When this registration statement becomes effective, we will be a reporting company pursuant to the Securities Exchange Act of 1934. We will be required file annual, quarterly and periodic reports with the Securities and Exchange Commission. The public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

There are no shares that can be sold pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933. There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act for sale by security holders. The approximate number of holders of record of shares of our common stock is twenty-eight.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny Stock Regulation. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
     o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
     o    a toll-free telephone number for inquiries on disciplinary actions;
     o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
     o such other information and is in such form including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o    the bid and offer quotations for the penny stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our Chief Executive Officer and our other executive officers whose total annual salary and bonus are anticipated to exceed $50,000 during the year ending December 31, 2001. Our Board of Directors may adopt an incentive stock option plan for our executive officers which would result in additional compensation.

================================ ======== ============ ============= ===================== ==================
Name and Principal Position        Year      Annual      Bonus ($)        Other Annual          All Other
                                            Salary ($)                   Compensation ($)       Compensation
-------------------------------- -------- ------------ ------------- --------------------- ------------------
Renee McCracken - president,       2001        None         None              None                 None
secretary
-------------------------------- -------- ------------ ------------- --------------------- ------------------
Carol McCracken - treasurer        2001        None         None              None                 None
================================ ======== ============ ============= ===================== ==================

Compensation of Directors. Our directors who are also our employees receive no extra compensation for their service on our board of directors.


Employment Contracts. We anticipate that we will enter into an employment agreement with Renee McCracken if we generate more significant revenues. Although we do not know the terms of that proposed agreement, we hope to enter into an employment agreement with Ms. McCracken with a term of at least one year with compensation contingent on us becoming profitable.

Stock Option Plan. We anticipate that we will adopt a stock option plan, pursuant to which shares of our common stock will be reserved for issuance to satisfy the exercise of options. The stock option plan will be designed to retain qualified and competent officers, employees, and directors. Our board of directors, or a committee thereof, shall administer the stock option plan and will be authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Options will be granted pursuant to the provisions of the stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our board of directors. Options granted pursuant to the stock option plan shall not be exercisable after the expiration of ten years from the date of grant.

Financial Statements
--------------------




                                REEL STAFF, INC.
                          (A Development Stage Company)

                         REPORT AND FINANCIAL STATEMENTS

                                  JUNE 30, 2001

                                REEL STAFF, INC.
                          (a development stage company)

                                    CONTENTS




                                                                         PAGE
                                                                         ----
Independent Auditor's Report                                               1

Financial Statements:

     Balance Sheet                                                         2

     Statement of Operations                                               3

     Statement of Changes in Stockholders' Equity                          4

     Statement of Cash Flows                                               5

     Notes to Financial Statements                                         6

                          Independent Auditor's Report



To the Stockholders of
Reel Staff, Inc.


         I have audited the accompanying balance sheet of Reel Staff, Inc. (a development stage company) as of June 30, 2001, and the related statements of operations, changes in stockholders' equity, and cash flows for the period May 21, 2001 (inception) through June 30, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

         I conducted my audit in accordance with generally accepted auditing standards in the United States. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

         In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reel Staff, Inc. (a development stage company) as of June 30, 2001, and the results of its operations and its cash flows for the period May 21, 2001 (inception) through June 30, 2001 in conformity with generally accepted accounting principles in the United States.




                                         /s/ Quintanilla
                                         A Professional Accountancy Corporation
                                         Laguna Niguel, California


                                         August 3, 2001

                                REEL STAFF, INC.
                          (a development stage company)

                                  BALANCE SHEET

                                  JUNE 30, 2001



                                     ASSETS
                                     ------
Current assets
    Cash                                                       $         12,603
    Other current assets                                                    ---
                                                               ----------------

       Total current assets                                              12,603

Other assets                                                                ---
                                                               ----------------

       Total assets                                            $         12,603
                                                               ================



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities
    Accounts payable and accrued expenses                      $          4,665
                                                               ----------------

       Total current liabilities                                          4,665
                                                               ----------------

Contingencies

Stockholders' Equity
    Preferred stock, $.001 par value;
       Authorized shares-- 5,000,000
       Issued and outstanding shares-- 0                                    ---
                                                               ----------------

    Common stock, $.001 par value;
       Authorized shares-- 50,000,000
       Issued and outstanding shares-- 6,113,750                          6,114
    Additional paid-in capital                                           11,661
    Deficit accumulated during the development stage                     (9,837)
                                                               ----------------

       Total stockholders' equity                                         7,938
                                                               ----------------

          Total liabilities and stockholders' equity           $         12,603
                                                               ================




                See accompanying notes to financial statements.

                                REEL STAFF, INC.
                          (a development stage company)

                             STATEMENT OF OPERATIONS

                 MAY 21, 2001 (INCEPTION) THROUGH JUNE 30, 2001



Revenues
    Production staffing                                       $             528
    Post-production staffing                                                ---
    Less: returns and allowances                                            ---
                                                              -----------------

       Net revenues                                                         528
                                                              -----------------


Operating expenses
    Consulting services                                                   4,100
    Legal and professional fees                                           6,230
    Office expense                                                           35
                                                              -----------------

       Total operating expenses                                          10,365
                                                              -----------------

Loss from operations                                                     (9,837)
                                                              -----------------

Provision for income tax expense (benefit)                                  ---
                                                              -----------------

Net loss/Comprehensive loss                                   $          (9,837)
                                                              =================

Net income per common share-- basic and diluted               $             ---
                                                              =================

Weighted average of common shares-- basic and diluted                 5,690,575
                                                              =================




                See accompanying notes to financial statements.

                                REEL STAFF, INC.
                          (a development stage company)

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 MAY 21, 2001 (INCEPTION) THROUGH JUNE 30, 2001


                                             Common Stock             Additional
                                             ------------              Paid-In         Accumulated
                                         Shares          Amount         Capital          deficit            Total
                                      ------------    ------------    ------------     ------------     ------------
Balance, May 21, 2001                          ---    $        ---    $        ---     $        ---     $        ---

Issuance of common stock,
  May 22, 2001                           5,500,000           5,500             ---              ---            5,500

Issuance of common stock,
  May 28, 2001                              10,000              10             190              ---              200

Issuance of common stock,
  June 13, 2001                            345,000             345           6,555              ---            6,900

Issuance of common stock,
  June 17, 2001                             30,000              30             570              ---              600

Issuance of common stock,
  June 28, 2001                            228,750             229           4,346              ---            4,575

Net loss/Comprehensive loss                    ---             ---             ---           (9,837)          (9,837)
                                      ------------    ------------    ------------     ------------     ------------

Balance, June 30, 2001                   6,113,750    $      6,114    $     11,661     $     (9,837)    $      7,938
                                      ============    ============    ============     ============     ============



                 See accompanying notes to financial statements.

                                REEL STAFF, INC.
                          (a development stage company)

                             STATEMENT OF CASH FLOWS

                 MAY 21, 2001 (INCEPTION) THROUGH JUNE 30, 2001



CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                  $          (9,837)
    Adjustments to reconcile net loss to net cash used in
    operating activities
    Cost of consulting services paid with common stock                    4,100
    Cost of legal services paid with common stock                         1,600
    Changes in operating assets and liabilities
      Increase in accounts payable and accrued expenses                   4,665
                                                              -----------------

              Net cash provided by operating activities                     528
                                                              -----------------

CASH FLOWS FROM INVESTING ACTIVITIES                                        ---
                                                              -----------------

              Net cash provided by investing activities                     ---
                                                              -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of common stock                               12,075
                                                              -----------------

              Net cash provided by financing activities                  12,075
                                                              -----------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                12,603

CASH AND CASH EQUIVALENTS, beginning of period                              ---
                                                              -----------------

CASH AND CASH EQUIVALENTS, end of period                      $          12,603
                                                              =================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Income taxes paid                                         $             ---
                                                              =================
    Interest paid                                             $             ---
                                                              =================

    Non-cash financing activities
      During the period May 21, 2000 (inception) through June 30, 2001, the Company issued 5,510,000 to its President, Secretary and third parties for Services valued at $5,700.



                 See accompanying notes to financial statements.

                                REEL STAFF, INC.
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001



Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

         Business Description - Reel Staff, Inc. (the "Company") was incorporated in the state of Nevada on May 21, 2001. The Company provides production and post-production staffing services to film, video, and television production companies. The Company is headquartered in Los Angeles, California.

         Cash and Cash Equivalents - For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

         Fair Value of Financial Instruments - The carrying value of cash and accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

         Recognition of Revenues and Costs of Goods Sold - The Company records revenues of its services when they are complete and collectibility is reasonably assured. The Company will also provide an allowance for returns when experience is established. Cost of goods sold consists of the payroll and related expenses of personnel used.

         Income Taxes - The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

         Net Loss per Common Share - The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the reporting of basic and diluted earnings/loss per share. Basic loss per share is calculated by dividing net loss by the weighted average number of outstanding common shares during the period.

         Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                REEL STAFF, INC.
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001



Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         New Accounting Pronouncements - In March 2000, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on EITF Issue 00-2, "Accounting for Web Site Development Costs." This consensus provides guidance on what types of costs incurred to develop Web sites should be capitalized or expensed. The Company adopted this consensus on during 2000. Such capitalized costs, if material, are to be included in "Fixed assets, net" and will be depreciated over a period of two years.



NOTE 2 - CONTINGENCIES

         As shown in the accompanying financial statements, the Company has incurred a net operating loss of $9,837 since inception through June 30, 2001.

         The Company is subject to those risks associated with development stage companies. The Company has sustained losses since inception and additional financing will be required by the Company to fund its development activities and to support operations. However, there is no assurance that the Company will be able to obtain additional financing. Furthermore, there is no assurance that rapid technological changes, changing customer needs and evolving industry standards associated with the Internet marketplace (e-commerce) will enable the Company to introduce new products and services on a continual and timely basis so that profitable operations can be attained.



NOTE 3 - ACCRUED EXPENSES

         Accrued Wages and Compensated Absences - The Company currently does not have any employees. The majority of development costs and services have been provided to the Company by outside, third party vendors. As such, there is no accrual for wages or compensated absences as of June 30, 2001.

                                REEL STAFF, INC.
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001



NOTE 4 - COMMON STOCK

         On May 22, 2001, the Company issued 3,900,000 shares of its common stock to its officers and founders for consulting services and 1,600,000 shares of its common stock to various individuals for legal services rendered in connection with the initial organization costs incurred. Since there was no readily available market value at the time the services were rendered, par value of $0.001 per share was considered as a reasonable estimate of fair value by all parties.

         On May 28, 2001, the Company issued 10,000 shares of its common stock to an individual for consulting and design services. Since the Company had prepared a Private Placement Memorandum Offering (as described in the following paragraph), the Company utilized the value of its common stock associated with that offering of $0.02 per share. This amount was considered a reasonable estimate of fair value between the Company and the individual.

         On June 30, 2001, the Company completed a "best efforts" offering of its common stock pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. In accordance with the Private Placement Memorandum Offering, which was initiated on May 25, 2001, the Company issued 603,750 shares of its common stock at $0.02 per share for a total of $12,075 from June 13th - June 30th 2001.




NOTE 5 - INCOME TAXES

         At June 30, 2001, the Company has available for federal income tax purposes a net operating loss carryforward of approximately $9,837, expiring 2016, that may be used to offset future taxable income. Therefore, no provision for income taxes has been provided.

         In addition, the Company has deferred tax assets of approximately $2,345 at June 30, 2001. The Company has not recorded a benefit from its net operating loss carryforward because realization of the benefit is uncertain and, therefore, a valuation allowance of ($2,345) has been provided for the deferred tax assets.




NOTE 6 - RELATED PARTY TRANSACTIONS

         On May 22, 2001, the Company issued 3,900,000 shares of its common stock to it current officers for services as described in Note 4.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
-------------------------------------------------------------------------

In June 2001, our Board of Directors appointed Quintanilla Accountancy Corporation, independent accountant, to audit our financial statements for the period from May 21, 2001, our date of formation, through June 30, 2001. Prior to our appointment of Quintanilla Accountancy Corporation as our auditor, our financial statements had not been audited.

There have been no disagreements with our accountant since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by Stepp Law Group, located in Newport Beach, California.

                                     EXPERTS

Our financial statements for the period from May 21, 2001, our date of formation, through June 30, 2001, appearing in this prospectus which is part of a Registration Statement have been reviewed and audited, respectively, by Quintanilla Accountancy Corporation, and are included in reliance upon such reports given upon the authority of Quintanilla Accountancy Corporation, as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers
-----------------------------------------

Article Seventh of our Articles of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for:

     o any breach of such director's duty of loyalty to us or our security holders;
     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
     o any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Our Articles of Incorporation provides that we will indemnify our directors to the extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our Articles of Incorporation also provides that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our directors.

Section 78.7502 of the Nevada Revised Statutes provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

Section 10 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such officer for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. To be entitled to indemnification by us, such officer must have acted in good faith and in a manner such officer believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

========================================= ==================== ================
Registration Fees                         Approximately                 $63.99
----------------------------------------- -------------------- ----------------
Transfer Agent Fees                       Approximately                $650.00
----------------------------------------- -------------------- ----------------
Costs of Printing and Engraving           Approximately                $500.00
----------------------------------------- -------------------- ----------------
Legal Fees                                Approximately              $5,000.00
----------------------------------------- -------------------- ----------------
Accounting Fees                           Approximately              $2,500.00
========================================= ==================== ================

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:


In June 2001, we issued 613,750 shares of our common stock to three accredited investors and seventeen non-accredited investors for $0.02 per share. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. Based on the information provided in the subscription documents, which were completed by all investors, we believe that each of the non-accredited investors was sophisticated because each non-accredited investor has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment. Each investor was given adequate access to sufficient information about us to make an informed investment decision. We did not use any public solicitation or general advertising in connection with this offering. There were no commissions paid on the sale of these shares. The net proceeds to us were $12,075. 10,000 of those shares were issued to Renee Close in exchange for graphic design services, which were valued at $200.

On May 22, 2001, we issued 1,600,000 shares of our common stock to Thomas E. Stepp, Jr., Michael Muellerleile, Deron Colby, Richard Reincke, Amy Pontillas, and Lan P. Nguyen, in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. Michael Muellerleile, Deron Colby, Richard Reincke, Amy Pontillas, and Lan P. Nguyen are non-accredited investors and were given adequate access to sufficient information about us to make an informed investment decision. We believe that each of the non-accredited investors was sophisticated because each non-accredited investor works for our legal counsel and has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment. The shares were issued in exchange for services provided to us, which were valued at $1,600. We did not use any public solicitation or general advertising in connection with this offering.

On May 22, 2001, we issued 3,900,000 shares of our common stock to our officers and directors, both of who are accredited investors. Of this amount Renee McCracken, our president, secretary, and a director received 3,700,000 shares of our common stock. Carol McCracken, our treasurer and a director received 200,000 shares of our common stock. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. The shares were issued in exchange for services provided to us, which were valued at $3,900.


Exhibits
--------

       Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------

1.                         Underwriting Agreement (not applicable)

3.1                        Articles of Incorporation*

3.2                        Bylaws*

5.                         Opinion Re: Legality*

8.                         Opinion Re: Tax Matters (not applicable)

11.                        Statement Re: Computation of Per Share Earnings**

15.                        Letter on unaudited interim financial information
                          (not applicable)

23.1                       Consent of Auditors

23.2                       Consent of Counsel***

24. Power of Attorney is included on the Signature Page of the Registration Statement

* Included in Registration Statement on Form SB-2, which was filed on August 9, 2001.

**       Included in Financial Statements
***      Included in Exhibit 5

Undertakings
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.  We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement or most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), Section 230.424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.





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                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, in the city of Newport Beach, California, on September 25, 2001.

                                  Reel Staff, Inc.
                                  a Nevada corporation


                                  By:       /s/ Renee McCracken
                                           ------------------------------------
                                           Renee McCracken
                                  Its:     president, secretary, and a director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


 /s/ Renee McCracken                                September 25, 2001
--------------------------------------------
Renee McCracken
president, secretary and a director


 /s/ Renee McCracken                                September 25, 2001
--------------------------------------------
Carol McCracken
treasurer, principal financial officer and a director

                                         33

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